Exhibit 99.1

ESET’s Complaint Filed Against Finjan Dismissed

Dispute Expected to Transfer to Northern District of California

EAST PALO ALTO, CA -- 09/27/16 -- Finjan Holdings, Inc. (NASDAQ:FNJN), a cybersecurity company, today announced that its subsidiary Finjan, Inc.’s (“Finjan”) Motion to Dismiss, Stay or Transfer ESET, LLC’s complaint for declaratory judgment (“DJ”), filed in the U.S. District Court for the Southern District of California (“Southern District”) (Case No. 3-16-cv-01704) was granted on September 26, 2016.
Specifically, the Honorable Cathy Ann Bencivengo of the Southern District found ESET’s DJ action anticipatory of Finjan’s Complaint filed on the same day in the U.S. District Court for the Northern District of California (“Northern District”) (Case No. 3:16-cv-03731-JD), and that factors such as, convenience, judicial economy, and the need to include all parties and all issues in a single action weighed in favor of dismissal of the Southern District action. ESET’s original DJ complaint did not include its parent company, ESET, spol. s.r.o. (“ESET SPOL”) and sought a declaration of non-infringement of only one of the six patents Finjan asserted against ESET and its parent, ESET SPOL in the Northern District.
On September 1, 2016, the Honorable James Donato of the Northern District stayed Finjan’s action pending the Southern District’s decision, and ordered the parties to “promptly file…a copy of the transfer decision once issued”.
“Finjan will comply with Judge Donato’s order without delay, as we are eager to prove the merits of our claims and seek fair compensation for ESET’s continuing infringement of our patents,” said Julie Mar-Spinola, Finjan Holdings’ Chief IP Officer.
ESET’s accused products include its Small Office Protection products and Business Protection products, as well as ESET’s Home Protection products (“Accused Products”), and ESET’s accused services include ESET Virus Removal services and Tune-up and Virus Remover Service (“Accused Services”). Filed on July 1, 2016, Finjan asserts that the Accused Products and Accused Services infringe U.S. Patent Nos. 6,154,844; 6,804,780; 7,975,305; 8,079,086; 9,189,621; and 9,219,755. Finjan seeks, among other things, a jury trial, damages of not less than $44M, injunctive relief, enhanced damages, and reasonable attorneys’ fees and costs from ESET. Also on July 1, Finjan filed a companion complaint against ESET for infringement of Finjan’s European Patent No. EP 0965094 in the German Court of First Instance in Dusseldorf (“German Action”). In the German Action, ESET’s Answer is due October 31, 2016, Finjan’s Response is

due February 6, 2017, ESET’s Reply is due May 15, 2017, and the Hearing is scheduled for July 6, 2017.
Finjan has pending infringement lawsuits against FireEye, Inc., Symantec Corp., Palo Alto Networks., and Blue Coat Systems, Inc. relating to, collectively, more than 20 patents in the Finjan portfolio. The court dockets for the foregoing cases are publicly available on the Public Access to Court Electronic Records (PACER) website,www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.
ABOUT FINJAN HOLDINGS, INC.
Established nearly 20 years ago, Finjan Holdings, Inc. is a globally recognized leader in cybersecurity. Finjan Inc.'s inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com.
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Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan's expectations and beliefs regarding Finjan's licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2015, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Investor Contact:
Vanessa Winter | Finjan Holdings, Inc.
Capital Markets Group LLC
(650) 282-3245
investors@finjan.com